                                                                      EXHIBIT 12

                                PURINA MILLS, LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                           October 12   January 1    Six Months   Six Months     Year        March 13     January 1
                              Year Ended       To           To         Ended        Ended       Ended           To            To
                              December 31, December 31, October 11,  December 31,   June 30,  December 31,  December 31,   March 12,
                                 2002         2001         2001         2000         2000        1999          1998          1998
                                 ----         ----         ----         ----         ----        ----          ----          ----
Earnings before
 income taxes .............    $  47.3       $  6.3      $ (13.3)     $   2.5      $  (6.8)    $ (251.8)      $ (67.0)      $ (15.5)
Plus: Fixed Charges(1) ....        1.9          0.5         15.2          8.4         10.8         50.7          40.5           8.4
                               ----------------------------------------------------------------------------------------------------
        Earnings available
          to cover fixed
          charges........      $  49.2       $  6.8      $   1.9      $  10.9      $   4.0     $ (201.1)      $ (26.5)      $  (7.1)
Ratio of earnings to
  fixed charges ........          25.9x        13.6x                      1.3x
Earnings to fixed charges
  deficiency (2)  .......            -            -      $  13.3            -      $   6.8     $  251.8       $  67.0       $  15.5


(1) Fixed charges consist of the following:

                                          October 12    January 1    Six Months   Six Months    Year        March 13     January 1
                            Year Ended        To            To         Ended        Ended       Ended           To           To
                            December 31,  December 31,  October 11,  December 31,   June 30,  December 31,  December 31,  March 12,
                               2002          2001          2001         2000         2000        1999          1998         1998
                               ----          ----          ----         ----         ----        ----          ----         ----
Interest expense .........   $    -         $    -       $  13.5      $  7.0       $   9.7     $  48.7        $  39.5      $  8.1
Rentals (interest
  factor) ................      1.9            0.5           1.7         1.4           1.1         2.0            1.0         0.3
                               ----------------------------------------------------------------------------------------------------
    Total fixed charges ..   $  1.9         $  0.5       $  15.2      $  8.4       $  10.8     $  50.7        $  40.5      $  8.4


(2) For the period January 1 to October 11, 2001, earnings were inadequate to cover fixed charges. The deficiency of $13.3 was the result of $11.3 of stock-based compensation and $1.0 related to a product claim settlement.


     For the six months ended June 30, 2000, earnings were inadequate to cover fixed charges. The deficiency of $6.8 was the result of restructuring charges totalling $24.9. Exclusive of these charges, the ratio of earnings to fixed charges would have been 2.7 for the six months ended June 30, 2000.


     For the year ended December 31, 1999, earnings were inadequate to cover fixed charges. The deficiency of $251.8 was the result of a provision for plant closings $19.7, provision for intangible asset impairment $161.6, restructuring and reorganization expenses of $18.1, costs associated with bad debt expense, relocations costs and Koch service fees recorded in selling, general, and administration expense of $10.5, net losses associated with the swine business of $16.2, expenses for closed plants of $0.8 and losses associated with joint ventures and other company-owned animals of $4.2.


     For the period March 13 to December 31, 1998, earnings were inadequate to cover fixed charges. The deficiency of $67.0 was the result of a provision for loss on guarantees totalling $14.2, expenses relating to severance, moving and IS implementation of $5.0, losses associated with the swine business of $20.2, the sales of discontinued products of $4.6, losses associated with joint ventures and company-owned animals of $6.3 and Koch service fees of $2.5.


     For the period January 1 to March 13, 1998, earnings were inadequate to cover fixed charges. The deficiency of $15.5 was the result of the compensation payment of $15.9 paid to managers and holders of options and stock rights. Had our earnings covered the fixed charges, the ratio of earnings to fixed charges would have been 1.0 for the period January 1 to March 13, 1998.